SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
National Dentex Corporation
(Name of Registrant as Specified In Its Charter)
National Dentex Corporation
(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1) Title of each class of securities to which transaction applies:
       2) Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       4) Proposed maximum aggregate value of transaction:
       5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1) Amount Previously Paid:
       2) Form, Schedule or Registration Statement No.:
       3) Filing Party:
       4) Date Filed:

NATIONAL DENTEX CORPORATION

NOTICE OF SPECIAL MEETING IN LIEU OF
ANNUAL MEETING OF STOCKHOLDERS

National Dentex Corporation will be holding a Special Meeting in Lieu of the 2009 Annual Meeting of Stockholders as follows:

Date:	Tuesday, May 12, 2009
Time:	10:00 a.m.
Place:	Posternak Blankstein & Lund LLP Prudential Tower 800 Boylston Street, 33rd Floor Boston, MA 02199-8004

At the meeting, we will be asking our stockholders to:

•	elect all six members of the Board of Directors;

•	vote to approve an amendment to our 1992 Employees’ Stock Purchase Plan (the “ESPP”) to increase the number of shares of common stock reserved for purchase under the ESPP by 250,000 shares (representing approximately 4.4% of the outstanding shares);

•	ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2009; and

•	consider any and all other business, if properly raised.

You may vote at the meeting if you owned National Dentex Corporation common stock at the close of business on March 23, 2009, the date that our Board of Directors has set as the record date for the meeting. Enclosed with the proxy statement for the meeting, you will find a copy of our Annual Report on Form 10-K for 2008.

Your vote at the meeting is very important to us regardless of the number of shares you own. Please vote your shares, whether or not you plan to attend the meeting, by completing the enclosed proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors,

Donald H. Siegel P.C.
Corporate Secretary

We are mailing this notice, proxy statement, and form of proxy beginning on or about April 9, 2009

NATIONAL DENTEX CORPORATION
2 Vision Drive
Natick, Massachusetts 01760

PROXY STATEMENT

FOR SPECIAL MEETING IN LIEU OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2009

GENERAL INFORMATION

Our Board of Directors (the “Board”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Special Meeting in lieu of the 2009 Annual Meeting of Stockholders of National Dentex Corporation (the “Company”). The meeting will be held at the offices of Posternak Blankstein & Lund LLP, at the Prudential Tower, 33rd Floor, 800 Boylston Street, Boston MA, 02199, on May 12, 2009, at 10:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is National Dentex Corporation, 2 Vision Drive, Natick, MA 01760. We are first furnishing the proxy materials to stockholders on or about April 9, 2009.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on March 23, 2009, the record date, are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, there were 5,657,904 shares of common stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is this document?  This is the Notice of our Special Meeting in Lieu of the 2009 Annual Meeting of Stockholders, combined with our proxy statement, which provides important information for your use in voting your shares of our common stock at the meeting.

Who can vote?  You can vote your shares of common stock if our records show that you owned the shares as of the close of business on March 23, 2009, the record date for the special meeting. A total of 5,657,904 shares of common stock are eligible to vote at the meeting. You are permitted one vote for each share of common stock you owned on March 23, 2009 including (1) shares held in your name as a stockholder of record, and (2) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?  Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the meeting. Sign and date the proxy card and mail it back in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal in accordance with the Board of Director’s recommendations below.

How does the Board of Directors recommend that I vote on the proposals?  The Board of Directors recommends that you vote:

FOR the election of the six nominees to serve as directors;

FOR the approval of the amendment to the 1992 Employees’ Stock Purchase Plan to increase the number of authorized shares available thereunder; and

FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2009.

What if other matters come up at the meeting?  The matters described in this proxy statement are the only matters we know that will be voted on at the meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?  Yes. At any time before the meeting, you can change your vote either by sending our Corporate Secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the meeting rather than by completing the proxy card?  Although we encourage you to complete and return the proxy card even if you plan to attend the meeting to ensure that your vote is counted, you can always vote your shares in person at the meeting.

Who will count the votes?  The votes will be counted, tabulated and certified by the inspector of elections, which will be our transfer agent and registrar, Registrar and Transfer Company.

Will my vote be kept confidential?  Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), (2) a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, (3) to allow the inspector of elections to certify the results of the vote, or (4) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

What do I do if I am a beneficial owner and my shares are held in “street name”?  If your shares are held in the name of your broker, a bank, or other nominee, that party will give you instructions for voting your shares, which should be enclosed with this document.

What constitutes a quorum?  In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 2,828,953 shares. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are those shares that are held in “street name” by a broker, bank, or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

What vote is required for each item?

Election of directors.  Under our by-laws, provided a quorum is present, the six nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

Approval of the Amendment to the 1992 Employees’ Stock Purchase Plan.  Under our by-laws, provided a quorum is present, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve the amendment to the 1992 Employees’ Stock Purchase Plan.

Ratification of selection of PricewaterhouseCoopers LLP as our independent auditors.  Under our by-laws, provided a quorum is present, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify PricewaterhouseCoopers LLP as our independent auditors.

How will votes be counted?  Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted by mail, or on a ballot voted in person at the meeting. With respect to the election of directors, the approval of the amendment to the 1992 Employees’ Stock Purchase Plan and the ratification of the selection of our independent auditors, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain or are withheld from voting on a particular matter, or (2) are “broker non-votes.” If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from you, as the beneficial owner. Accordingly, votes withheld for a particular director nominee and broker non-votes will have no effect on the outcome of the election of directors. Under our by-laws, neither abstentions nor broker non-votes will have an effect on the outcome of the voting to approve the amendment to the 1992 Employees’ Stock Purchase Plan, or the voting to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors.

Where can I find the voting results?  We intend to announce the preliminary voting results at the meeting, and will report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2009, which we expect to file with the Securities and Exchange Commission (“SEC”) in August 2009. The results will be contained in Part II, Item 4 of that Quarterly Report, which will be available via Internet on the SEC’s website, www.sec.gov. We also make available these reports on the investor relations page of our corporate website at www.nationaldentex.com, free of charge, as soon as practicable after we file them with the SEC.

Who pays for this proxy solicitation?  We do. In addition to sending you and other stockholders these materials, one of our officers, directors or employees may contact you and other stockholders by telephone, by mail, or in person. None of these persons will receive any extra compensation for doing this. If necessary, we may retain the proxy solicitation firm Morrow & Co., at a cost which we would not expect to exceed $5,000.

How and when may I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders (or special meeting in lieu thereof) or to recommend nominees to serve as directors?  If you are interested in submitting a proposal for inclusion in our proxy statement for the annual meeting next year (or special meeting in lieu of the annual meeting), or would like to recommend a nominee for director, we must receive your written proposal at our principal executive offices no later than December 10, 2009, which is the 120th calendar day before the one-year anniversary of the date of the proxy statement we are releasing to our stockholders for this year’s annual meeting. If the date of next year’s annual meeting (or special meeting in lieu of the annual meeting) is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Under our articles of organization, by-laws, and applicable Massachusetts law, no proposal or other business can be considered at next year’s meeting that is not included in the notice we mail for next year’s meeting. Any proposals should be addressed to:

National Dentex Corporation
2 Vision Drive
Natick, Massachusetts 01760
ATTN: Richard F. Becker, Jr.,
Executive Vice President-Treasurer and Assistant Secretary
Fax: (508) 907-6050

Except in the case of proposals made in accordance with SEC Rule 14a-8, the Company’s proxy holders are allowed to use their discretionary voting authority on stockholder proposals that the Company did not receive written notice of at least 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of stockholders, which date for the 2010 Special Meeting in Lieu of Annual Meeting is February 23, 2010.

Copy of By-law Provisions:  You may contact our Assistant Secretary (Mr. Becker) at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals. Our by-laws also are available on the Investor Relations page on our website at www.nationaldentex.com.

How may I communicate with the Board of Directors or the non-management directors on the Board of Directors?  You may submit an e-mail to our Board of Directors at bod@nationaldentex.com. All directors have access to this e-mail address. Communications intended for non-management directors should be directed to the attention of Mr. Norman F. Strate, one of our non-management directors, at the e-mail address above. You may report your concerns anonymously or confidentially.

Does National Dentex have a policy regarding the attendance of directors at the meeting?  Although we do not have a written policy on attendance of directors at our annual meeting of stockholders, our by-laws mandate that the Board of Directors hold a meeting immediately after each annual meeting of stockholders, or the special meeting in lieu thereof. As a result, as a practical matter we normally expect each of our directors to be present at the stockholders’ meeting.

How many directors attended last year’s meeting?  Four of our six directors attended in person. Mr. Harkins and Mr. Crosby were unable to attend our 2008 annual meeting of stockholders.

Does National Dentex have a Code of Conduct applicable to all directors, officers, and employees?  Yes. In accordance with Section 406 of the Sarbanes-Oxley Act and Rule 4350(n) of NASDAQ’s listing rules, we have adopted a Code of Conduct that is applicable to all directors, officers and employees. Our Code of Conduct provides for an enforcement mechanism and requires that waiver of its provisions for any of our directors or officers must be approved by our Board of Directors. We are required to disclose any such waivers on the investor relations page of our corporate website at www.nationaldentex.com.

Is the Code of Conduct publicly available?  Yes. It is available on the investor relations page of our website at www.nationaldentex.com.

Where can I see the Company’s corporate documents and SEC filings?  The Company’s website contains the Company’s by-laws, the Committee Charters, the Company’s Code of Conduct and the Company’s SEC filings. To view the by-laws, Committee Charters or Code of Conduct, go to www.nationaldentex.com, click on “Investors” and then click on “SEC Documents.” To view the Company’s SEC filings including our periodic reports and the Forms 3, 4, and 5 filed by the Company’s directors and executive officers, go to www.nationaldentex.com, click on “Investors” and then click on “SEC Filings” twice.

By unanimous written consent effective March 25, 2008, our Board of Directors amended Article Fifth of the by-laws to allow for the issuance of uncertificated shares. Previously, our by-laws did not provide for the issuance of uncertificated shares.

The Company will also promptly deliver free of charge, upon request, a copy of the Company’s Articles of Organization, by-laws, Committee Charters or the Code of Conduct to any stockholder requesting a copy. Requests for these documents may be made as noted below.

How can I obtain an Annual Report on Form 10-K?  A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 is enclosed with this proxy statement. Stockholders may request another free copy of our proxy statement and 2008 Annual Report on Form 10-K by making a written or telephone request to:

National Dentex Corporation
2 Vision Drive
Natick, Massachusetts 01760
ATTN: Richard F. Becker, Jr.,
Executive Vice President-Treasurer and Assistant Secretary
Fax: (508) 907-6050
Phone: (508) 907-7800

Our proxy statement and Annual Report on Form 10-K are available on the investor relations web page of our corporate website at www.nationaldentex.com and are also available on the SEC’s site at www.sec.gov.

Where can I get directions to the meeting?  Directions to the annual meeting location are available at the website www.pbl.com under “About Us.”

Who should I contact if I have any questions?  If you have any questions about the meeting or any matters relating to this proxy statement, please contact Richard F. Becker, Jr., at the address and telephone number above.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

This proxy statement and our 2008 Annual Report are available at www.proxydocs.com/nadx. This site does not maintain “cookies” that identify visitors to the site.

ELECTION OF DIRETORS
(Item 1)

Our entire Board of Directors, consisting of six members, will be elected at the meeting, The directors elected will hold office until their successors are elected and qualified, which should occur at the next annual meeting or special meeting in lieu thereof, in accordance with our by-laws.

The Board recommends that you vote FOR each of the following nominees:

•	David L. Brown

•	Thomas E. Callahan

•	Jack R. Crosby

•	David V. Harkins

•	James E. Mulvihill, D.M.D.

•	Norman F. Strate

The Board, based on the recommendations of the Nominating Committee, has nominated each of the above to stand for reelection. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

All of the nominees for election at the meeting currently serve as directors. Each has agreed to be named in this proxy statement and to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

Biographies of Nominees for Directors.

Name	Age	Office Held

David V. Harkins	68	Chairman of the Board and Director
David L. Brown	68	President, Chief Executive Officer and Director
Thomas E. Callahan	69	Director
Jack R. Crosby	82	Director
Norman F. Strate	68	Director
James E. Mulvihill, D.M.D.	68	Director

David V. Harkins is the Chairman of our Board of Directors and has served as a director of National Dentex since 1982. Mr. Harkins has been affiliated with Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company, since its founding in 1974, and currently serves as Vice Chairman of Thomas H. Lee Partners, L.P. He has over 30 years experience in the investment and venture capital industry with the John Hancock Mutual Life Insurance Company, where he began his career, as well as TA Associates and Massachusetts Capital Corporation. He is currently a Director of Dunkin’ Brands, Inc. and Nortek, Inc.

David L. Brown has served as a director of National Dentex since 1998 when he was also appointed President. He became our Chief Executive Officer in 2000. Mr. Brown joined National Dentex in 1984 as our Vice President-Finance and Chief Financial Officer, and was appointed Treasurer in 1991. He is the past Chairman of the Dental Trade Alliance and is a former member of its Board of Directors. Mr. Brown is a former director of the Dental Trade Alliance Foundation and of the National Association of Dental Laboratories and is a former member of the Board of Fellows of the Harvard School of Dental Medicine.

Thomas E. Callahan has served as a director of National Dentex since 2004. Mr. Callahan served as Senior Vice President and Chief Financial Officer of Welch Foods, Inc. from 1990 until his retirement in 2001. He also served as a director of Welch Foods from 1996 through 2001. Mr. Callahan formerly served on the Board of Directors of Circor International, a leading provider of valves and fluid control products listed on the New York

Stock Exchange. He is Chairman of the Board of Trustees of the Tilton School in Tilton, New Hampshire and is a director of the Economic Education Foundation, a non-profit organization that promotes economic education in Massachusetts schools. He is also a former director of the Boston Chapter of Financial Executives International. Mr. Callahan has obtained a professional director certification earned through an extended series of director education programs sponsored by the Corporate Director Group, an accredited organization of Risk Metrics ISS.

Jack R. Crosby has served as a director of National Dentex since 1992. He is Chairman of The Rust Group, a private investment partnership headquartered in Austin, Texas. Mr. Crosby formerly served as Chief Executive Officer and director of CinemaStar Luxury Theaters, Inc., as well as numerous other privately-held entities.

Norman F. Strate has served as a director of National Dentex since 1997. He is currently the President and a member of the Advisory Board of TBS Technologies, a company developing proprietary technology for the generation and delivery of chlorine dioxide in low cost, portable and effective systems for disinfection applications. He is the former President and Chief Executive Officer of Protonex Technology Corporation as well as a former member of its Board of Directors. He served as Chief Executive Officer of J.F. Jelenko & Co., a supplier of dental products to dental labs, from 1986 until it was acquired by Heraeus, GmbH in 1996. He is also a partner in The Strate Group, a merger and acquisitions firm and a member of the Advisory Board of Strategic Insights, a global commercial intelligence firm. Mr. Strate is a former member of the Board of Fellows of the Harvard School of Dental Medicine, a former member of the Lehigh University Alumni Association Board, and a former member of the Permanent Board of Directors of The William J. Gies Foundation for the Advancement of Dentistry of the American Dental Education Association.

James E. Mulvihill, D.M.D. was elected to the Board of National Dentex in 2007. From 1980 to 1992, Dr. Mulvihill was Vice President for Health Affairs, Executive Director and Provost of the University of Connecticut Health Center. From 1982 to 1994 he was Senior Vice President for Health Policy of the Travelers Insurance Company. In 1995, Dr. Mulvihill became President and CEO of the Forsyth Dental Center in Boston, Massachusetts. In 1996, he was appointed to a three year term as President and CEO of the Juvenile Diabetes Foundation International (“JDFI”). Since leaving JDFI, Dr. Mulvihill has worked with a number of non-profit health care organizations, including The American Dental Education Association and its William J. Gies Foundation, Harvard University Health Services, The University of Connecticut Health Center and Foundation, and The First Tee, a national youth development program. Dr. Mulvihill currently serves on the board of directors of the National Fund for Medical Education and is a member of the Board of Overseers of the Joslin Diabetes Center. He holds a Doctor of Dental Medicine degree and a specialty certificate in Periodontology from the Harvard School of Dental Medicine.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Director Independence.  The Board has determined that each of our directors are “independent” directors as defined under applicable NASDAQ rules, except for Mr. Brown, who serves as our President and Chief Executive Officer. The “independent” directors thus constitute a majority of our Board of Directors.

Attendance at Annual Meeting and at Meetings of the Board and Its Committees.  We normally expect each of our directors to be present at the stockholders’ meeting. Four of our six directors attended last year’s special meeting in lieu of an annual meeting. Mr. Harkins and Mr. Crosby were unable to attend the annual stockholder meeting. Our Board held a total of nine meetings during 2008. Four of the six directors attended all of the meetings. Mr. Harkins and Mr. Crosby attended 6 of the 9 meetings. Each director attended at least 80% of the aggregate of the total number of meetings held by all committees of the Board on which he served during 2008.

Executive Sessions of Independent Directors.  In 2008, our independent directors met in executive session following each of our Board meetings, without any member of our management present. Mr. Brown, who is not an independent director due to his position as our President and Chief Executive Officer, was not present at these executive sessions of our independent directors.

Committees of the Board.  Our Board has four principal committees: the Audit Committee, the Compensation Committee, the Nominating Committee, and the Executive Committee. All of the members of the Audit, Compensation, and Nominating Committees are “independent” directors as defined under applicable SEC and

NASDAQ rules. Each of the members of the Executive Committee is “independent” under applicable NASDAQ rules, except for Mr. Brown.

The Company maintains copies of its written charters for each of its Audit Committee, Compensation Committee and Nominating Committee on the investor relations page of its corporate website at www.nationaldentex.com. The following charts describe the function and membership of each committee of our Board and the number of times that each Committee met in 2008:

Audit Committee — 10 Meetings

Function	Members

• Engage the independent auditors	Thomas E. Callahan (Chairman)
• Review the annual financial statements	Jack R. Crosby
• Review control procedures and accounting practices	Norman F. Strate
• Monitor accounting and reporting practices
• Review compliance with the conflict-of-interest policy
• Review our capital structure
• Exercise such other functions as mandated by the Sarbanes-Oxley Act and other applicable laws and regulations

We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. As noted above, the members of the Audit Committee are Thomas Callahan, Jack Crosby and Norman Strate. Our Board adopted our Audit Committee’s current written charter in March 2004 in response to new requirements imposed by the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC and NASDAQ. The Audit Committee reviews the charter annually. Our Board has determined that each of the three members of the Audit Committee named above is “independent” under applicable NASDAQ rules, which impose additional independence criteria in determining eligibility for director service on audit committees. In addition, our Board of Directors has determined that Mr. Callahan qualifies as an “audit committee financial expert” as defined by applicable regulations promulgated by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act. See the report of the Audit Committee beginning on page 15.

Compensation Committee — 6 Meetings

Function	Members

• Review and approve compensation and benefit programs	Norman F. Strate (Chairman)
• Approve compensation of senior executives	Jack R. Crosby
• Administer stock incentive plans	Thomas E. Callahan

The Compensation Committee of our Board is composed of three directors, all of whom meet the applicable independence requirements of the SEC and NASDAQ. The Board of Directors appoints the Committee’s Chairman and determines the composition of the Committee’s members.

The Compensation Committee is responsible for approving all matters concerning our total compensation practices and philosophy, including the conducting of periodic reviews of those practices and the philosophy that underlies them to ensure that they support the objectives of National Dentex and the interests of its stockholders. The Compensation Committee is responsible for administering and interpreting our 1992 Long Term Incentive Plan, our 2001 Stock Plan, our 1992 Employees’ Stock Purchase Plan, our Dollars Plus 401(k) Plan, our Supplemental Executive Retirement Plans, our Supplemental Laboratory Executive Retirement Plan, our other general health and welfare benefit plans, and all other compensation and benefits plans.

The Compensation Committee has sole authority to retain and/or terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Compensation Committee has sole authority to approve the fees of the external consultants. During 2008, the Compensation Committee utilized the services of Strategic Compensation Partners, as its external compensation advisor for all matters concerning our senior management compensation programs and to evaluate and make judgments regarding our current compensation arrangements with our Board and our President and Chief Executive Officer, Mr. Brown. During fiscal 2008, as discussed in Compensation Discussion and Analysis below, the Compensation Committee consulted with this compensation consultant with respect to potential equity grants to senior executives. The independent compensation consultant’s report recommended granting stock options with performance conditions to certain executive and senior officers. In 2008, the Company granted 275,000 options with performance condition to these executives and senior officers.

See the report of the Compensation Committee on page 26.

Nominating Committee — 1 Meeting

Function	Members

• Review and recommend to the full Board nominations for election to the Board of Directors	Jack R. Crosby (Chairman) Norman F. Strate James E. Mulvihill

Each member of the Nominating Committee meets the independence requirements of the NASDAQ listing standards.

The Nominating Committee will consider candidates for our Board that are recommended by our stockholders to the extent such nominations are provided no later than the deadline for stockholder proposals and in the manner for stockholder proposals outlined above on page 4. The Nominating Committee is committed to evaluating nominees recommended by our stockholders no differently than other nominees.

Stockholder recommendations for director should include: (i) the name and address of the stockholder recommending the person to be nominated; (ii) a representation that the stockholder is a holder of record of stock of National Dentex, including the number of shares held and the period of holding; (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee; (iv) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and (v) the consent of the recommended nominee to serve as a director of National Dentex, if so elected.

To be considered by the Nominating Committee, a nominee must meet the following minimum criteria:

•	Director candidates shall have the highest personal and professional integrity.

•	Director candidates shall have a record of exceptional ability and judgment.

•	Director candidates must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings.

•	Director candidates should have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of the Company’s stockholders.

•	Director candidates shall be free of any personal or professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders.

It is expected that the Nominating Committee will have direct input from the Chairman of the Board and from the Chief Executive Officer. Input on nominees will also be solicited from the other members of the Board. Management and other external sources may also identify prospective Director nominees.

Executive Committee — 1 Meeting

Function	Members

• Approve terms of acquisitions of dental laboratories or other businesses under $1.0 million in purchase price	David V. Harkins (Chairman) Norman F. Strate David L. Brown

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the investor relations page of our website at www.nationaldentex.com:

•	Our Articles of Organization;

•	our by-laws;

•	our Audit Committee Charter;

•	our Compensation Committee Charter;

•	our Nominating Committee Charter; and

•	the Business Ethics and Conduct Guidelines (Code of Conduct) applicable to all our employees, executive officers and directors.

A copy of these materials is also available to our stockholders free of charge upon request to our Assistant Secretary, Richard F. Becker, Jr., c/o National Dentex Corporation, 2 Vision Drive, Natick, Massachusetts 01760.

Transactions With Related Persons

Under SEC rules, we are required to disclose transactions in excess of $120,000 in which National Dentex was a participant in which “related persons” had or will have a direct or indirect material interest. Related persons include any of our directors, nominees for director, or executive officers, and any immediate family members of such persons. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our directors and executive officers, we do not believe that there were any such transactions in effect since January 1, 2008, or any such transactions proposed to be entered into during 2009, except as follows:

•	In January 2007, John W. Green became an executive officer of National Dentex upon his appointment as our Executive Vice President, Laboratory Operations. In March 2005, National Dentex had acquired all of the outstanding capital stock of Green Dental Laboratories, Inc., of Heber Springs, Arkansas, from its two shareholders, Mr. Green and Mr. Richard M. Nordskog, pursuant to the terms of a stock purchase agreement dated March 1, 2005. As part of the consideration for this transaction, Mr. Green was to receive three additional annual payments following the closing of the transactions. Pursuant to these terms, Mr. Green was paid $814,540 in each of 2006, 2007 and 2008. In each of 2006, 2007 and 2008, we also paid Mr. Green an additional $158,667 per year as consideration under a non-competition agreement that we have as a result of the acquisition of Green Dental Laboratories. No further payments are due Mr. Green under either of these two agreements. These transactions were approved by our Board of Directors in 2005 prior to Mr. Green’s employment with the Company, which began in September 2006. Mr. Green did serve as a consultant to the Company in 2006 for which he was paid $212,514.

Our Board of Directors has a policy that generally requires it to review and approve any related party transactions. Management is required to present to the Board specific information with respect to any such transaction expected to be entered into. After reviewing this information, the Board will approve such transaction only if the following two conditions are met: (1) the Board believes that the transaction is in the best interests (or not inconsistent with the best interests) of National Dentex and its stockholders, and (2) the transaction must be entered into by National Dentex on terms that are comparable to, or better than, those that would be obtained in an arm’s length transaction with an unrelated third party. If any additional related party transactions are entered into without prior approval of the Board, management is required to present such transactions to the Board for approval or ratification at the next subsequent Board meeting.

DIRECTOR COMPENSATION

Annual Retainer.  We annually afford each of our non-employee directors the opportunity to receive, at their individual choice, either (1) a cash retainer fee of $30,000, or (2) restricted stock or restricted stock units having a fair market value of $36,000 on the date the grants are awarded. These grants of restricted stock or restricted stock units vest one year from the award date. The settlement of restricted stock units may, at the director’s election be further deferred for not less than three years, if the election is made prior to the year of the grant. All of our directors, except Mr. Brown, are non-employee directors.

With respect to 2008, Mr. Crosby elected to receive the annual cash retainer; Mr. Harkins elected to receive restricted stock; and Messrs. Strate, Callahan and Mulvihill elected to receive restricted stock units. The elections to receive $36,000 worth of restricted stock and restricted stock units resulted in awards of restricted stock (in the case of Mr. Harkins) and restricted stock units (in the cases of Messrs. Strate, Callahan and Mulvihill) equal to 3,380 shares, based upon the closing price of our common stock ($10.65) on May 13, 2008, the date of last year’s Board meeting at which the grants were awarded.

Annual Equity Grant.  In 2007, the Company began to make annual equity grants to its directors valued at $18,000. In 2008, the Compensation Committee increased the annual equity grant from $18,000 to $36,000. On May 13, 2008, the Board granted to each non-employee director an equity grant of 3,380 shares of restricted stock. These shares had a value of $36,000 based upon the closing price of our common stock ($10.65) on that date. These shares vest in equal 50% installments on May 13, 2009 and 2010.

Committee Service and Attendance Fees.  In addition to the annual retainer and annual equity grant, we pay each non-employee director $1,000 for each meeting of the Board of Directors that he attends (or $500 for participating by telephone) and $500 for each committee meeting not held on the day of a regular board meeting. We pay the Chairman of the Audit Committee (Mr. Callahan) an additional $10,000 for serving in that capacity. We pay the other members of the Audit Committee (Messrs. Crosby and Strate) an additional $2,000 annually for their service on that Committee. We also pay the Chairman of each of our Executive, Compensation and Nominating Committees (Messrs. Harkins, Strate, and Crosby, respectively) an additional $2,000 for serving in those capacities. All of these additional payments for committee service and attendance are made in cash. In addition, all of our directors are reimbursed for travel and similar expenses incurred in connection with their service. We do not offer our directors any other perquisites or benefits in exchange for their service.

Processes and Procedures for Determining Director Compensation.  The Compensation Committee is comprised of three directors, all of whom meet the applicable independence requirements of the SEC and NASDAQ. The Board of Directors appoints the Chairman of the Compensation Committee and determines which directors serve on the Committee. The Compensation Committee is responsible for determining all matters concerning compensation for the independent members of the Board. Director compensation recommendations by the Compensation Committee are submitted to the full Board for ratification. Directors who are employees of National Dentex do not receive any compensation for their service as a director. The Compensation Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Executive officers play no role in determining the amount or form of director compensation, other than gathering information, such as survey data, from external sources, as directed by the Compensation Committee. The Committee periodically reviews the competitiveness of our director compensation using available survey data covering similarly sized U.S. public companies from general industry.

Director Stock Ownership Policy.  The Board has adopted stock ownership guidelines for non-employee directors, pursuant to which each director has committed to own and maintain an equity interest in National Dentex common stock equal to at least two times the director’s annual cash and equity Board compensation. Non-employee directors have committed to attain such ownership by August 2010.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation that we paid our non-employee directors for the fiscal year ended December, 31, 2008. Our President and Chief Executive Officer, Mr. Brown, earned no compensation for his service as a director.

						Change in
						Pension
	Fees Earned				Non-Equity	Value and
	or Paid in		Stock	Option	Incentive Plan	Nonqualified
	Cash		Awards(6)	Awards	Compensation	Deferred	All Other
Name	$		$	$	$	Compensation	Compensation	Total

David V. Harkins	$5,500	(1)	$72,000	$0	$0	$0	$0	$77,500
Thomas E. Callahan	21,000	(2)	72,000	0	0	0	0	93,000
Jack R. Crosby	42,500	(3)	36,000	0	0	0	0	78,500
Norman F. Strate	14,500	(4)	72,000	0	0	0	0	86,500
James E. Mulvihill D.M.D.	6,500	(5)	72,000	0	0	0	0	78,500

(1)	Mr. Harkins received $2,000 as Executive Committee Chairman and $3,500 in meeting fees.

(2)	Mr. Callahan received $10,000 as Audit Committee Chairman and $11,000 in meeting fees.

(3)	Mr. Crosby received $2,000 as Nominating Committee Chairman, $2,000 as a member of the Audit Committee, $8,500 in meeting fees, and $30,000 as a cash retainer fee.

(4)	Mr. Strate received $2,000 as Compensation Committee Chairman, $2,000 as a member of the Audit Committee and $10,500 in meeting fees.

(5)	Dr. Mulvihill received $6,500 in meeting fees.

(6)	Represents the value on the grant date of the $36,000 of restricted stock or restricted stock units elected by all of the directors, except Mr. Crosby, in lieu of the annual cash retainer, plus the $36,000 restricted stock equity grant, based on the value of a share of common stock on May 13, 2008 ($10.65).

OWNERSHIP OF NATIONAL DENTEX STOCK

The following table shows the number of shares of our common stock beneficially owned as of March 23, 2009 by:

•	each person known by us to own more than 5% of our common stock;

•	each director and nominee for director;

•	each person shown in the summary compensation table below; and

•	all executive officers and directors as a group.

		Percentage of
	Number of	Outstanding
Name	Shares(1)	Shares(2)

5% Stockholders:
FMR LLC(3)	558,249	9.9%
82 Devonshire Street Boston, MA 02109
Heartland Advisors, Inc.(3)	524,682	9.3%
789 North Water Street Milwaukee, WI 53202
Artisan Partners Limited Partnership(3)	448,351	7.9%
875 East Wisconsin Ave., #800 Milwaukee, WI 53202
ClearBridge Advisors, LLC(3)	360,864	6.4%
620 Eighth Avenue New York, NY 10018
Nominees for Director and Executive Officers:
David V. Harkins(4)*	59,075	1.0%
Jack R. Crosby(5)*	9,535	0.2%
Norman F. Strate(6)*	14,487	0.3%
Thomas E. Callahan(7)*	22,033	0.4%
James E. Mulvihill, D.M.D.(8)*	4,380	0.1%
David L. Brown(9)*†	253,286	4.3%
Richard F. Becker, Jr. (10)†	74,275	1.3%
John W. Green IV (11) †	38,583	0.7%
Arthur B. Champagne (12) †	48,030	0.8%
Wayne M. Coll (13)†	15,609	0.3%
All executive officers and directors/nominees as a group (10 persons)	539,293	9.1%

*	Nominee for re-election as a director. The address of this person is c/o National Dentex Corporation, 2 Vision Drive, Natick MA 01760.

†	Executive officer. The address of this person is c/o National Dentex Corporation, 2 Vision Drive, Natick, MA 01760.

(1)	The number of shares beneficially owned by each entity, person, director, nominee for director, or named executive officer is determined under applicable SEC rules, particularly Rule 13d-3, and the information is not necessarily indicative of beneficial ownership for any other purposes. Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. Such persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire within 60 days of March 23, 2009, through the exercise of stock options or other similar rights. This stock ownership information is based upon information furnished to us by the persons named on the table. Unless otherwise indicated, these individuals have sole voting and dispositive power over the shares indicated.

(2)	Ownership percentage is reported based on 5,657,904 shares of common stock outstanding on March 23, 2009, plus, as to each holder thereof and no other person, the number of shares (if any) that such person has the right to acquire within 60 days of March 23, 2009, through the exercise of stock options or other similar rights.

(3)	Information as to the number of shares is as of December 31, 2008, except for Artisan Partners which is as of February 28, 2009, and is furnished in reliance on the most recently filed Schedule 13G of the named beneficial owner, as follows:

• Based solely on a 13G filed on February 17, 2009, FMR LLC is the parent company of Fidelity Management & Research Company (“Fidelity”). Fidelity is the beneficial owner of 558,249 shares as a result of acting as an investment advisor to various funds. Edward Johnson and FMR LLC, through their control of Fidelity and the funds, each have the sole power to dispose of these shares.

• Based solely on a 13G filed on February 11, 2009, Heartland Advisors, Inc. shares voting and dispositive power over these shares with William Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors and William Nasgovitz each specifically disclaim beneficial ownership of these shares.

• Based solely on a 13G filed on March 9, 2009, Artisan Partners Limited Partnership (“Artisan Partners”) and its controlling persons have shared voting power over 410,651 shares of Common Stock and shared dispositive power over 448,351 shares of Common Stock. The general partner of Artisian Partners is Artisan Investment Corporation, whose sole stockholder is ZFIC, Inc. The principal stockholders of ZFIC are Andrew A. Ziegler and Carlene M. Ziegler.

• Based solely on a 13G filed on February 9, 2009, ClearBridge Advisors, LLC has sole power to vote 325,665 shares of Common Stock and sole power to dispose 360,864 shares of Common Stock.

(4)	Mr. Harkins owns 59,075 shares of Common Stock, of which 7,260 shares are restricted stock. The restricted stock vests as to 500 shares on August 14, 2009, 5,070 shares on May 13, 2009, and 1,690 shares on May 13, 2010.

(5)	Mr. Crosby owns 9,535 shares of Common Stock, of which 3,880 shares are restricted stock. The restricted stock vests as to 500 shares vest on August 14, 2009, 1,690 shares on May 13, 2009, and 1,690 shares on May 13, 2010.

(6)	Mr. Strate owns 14,487 shares of Common Stock, of which 3,880 shares are restricted stock. The restricted stock vests as to 500 shares on August 14, 2009, 1,690 shares on May 13, 2009, and 1,690 shares on May 13, 2010. He also owns 6,977 restricted stock units, the receipt of which have either not vested or have been deferred and are not included in the above table.

(7)	Mr. Callahan owns 22,033 shares of Common Stock, of which 3,880 shares are restricted stock. The restricted stock vests as to 500 shares on August 14, 2009, 1,690 shares on May 13, 2009, and 1,690 shares on May 13, 2010. He also owns 3,380 restricted stock units, which have either not vested or have been deferred, and are not included in the above table.

(8)	Dr. Mulvihill owns 4,380 shares of Common Stock, of which 3,880 shares are restricted stock. The restricted stock vests as to 500 shares on August 14, 2009, 1,690 shares on May 13, 2009, and 1,690 shares on May 13, 2010. He also owns 5,381 restricted stock units, which have either not vested or have been deferred, and are not included in the above table.

(9)	Mr. Brown owns 62,036 shares of Common Stock, which he holds jointly with his wife, and holds options for 271,250 shares, of which 191,250 shares are exercisable within 60 days of March 23, 2009.

(10)	Mr. Becker owns 23,275 shares of Common Stock, which he holds jointly with his wife, and holds options for 91,000 shares, 51,000 shares of which are exercisable within 60 days of March 23, 2009.

(11)	Mr. Green owns 38,583 shares of Common Stock, and holds options for 40,000 shares, none of which are exercisable within 60 days of March 23, 2009.

(12)	Mr. Champagne owns 4,500 shares of Common Stock, is deemed under applicable SEC rules to beneficially own 30 shares held by his wife, and holds options for 43,500 shares, all of which are exercisable within 60 days of March 23, 2009.

(13)	Mr. Coll owns 3,009 shares of Common Stock, which he holds jointly with his wife, and holds options for 47,600 shares, 12,600 shares of which are exercisable within 60 days of March 23, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under applicable SEC and NASDAQ rules governing the qualifications of the members of audit committees. The Board of Directors has determined that the Chairman of the Audit Committee, Mr. Callahan, qualifies as an “audit committee financial expert” under applicable SEC rules.

The Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the independent auditors for the purpose of preparing and issuing an audit report. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of National Dentex in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

The Audit Committee is responsible for providing independent, objective oversight of National Dentex’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews National Dentex’s financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures and financial personnel.

In fulfilling its oversight responsibilities, the Audit Committee met to review and discuss with management the audited financial statements contained in the Annual Report on Form 10-K and the quarterly financial statements during fiscal 2008, including the specific disclosures in the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board of Directors.

The Audit Committee held ten meetings during the fiscal year ended December 31, 2008. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee and our independent auditors, PricewaterhouseCoopers LLP (“PwC”).

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors and considered the compatibility of the provision of non-audit services by the independent auditors with the auditors’ independence.

During 2008, National Dentex paid no fees to PwC for consulting work outside of the review and audit of our financial statements, the review of certain of our SEC filings, and the related tax work.

During 2004, management began the process of documenting, assessing and testing National Dentex’s system of internal controls in response to the requirements of the Sarbanes-Oxley Act of 2002. In consultation with the Audit Committee, management retained Deloitte & Touche LLP (“Deloitte”) to assist it in this project. The Audit Committee has been kept appraised of progress in this process, including planning and result updates provided by management, Deloitte and PwC.

The Audit Committee has adopted a formal written Audit Committee Charter and reviews and reassesses the adequacy of this charter on an annual basis.

The Audit Committee hereby affirms that it:

•	Has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2008 with the management of National Dentex;

•	Has discussed with National Dentex’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU

Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, as may be modified or supplemented, relating to the conduct of the audit; and

•	Has received the written disclosures and the letter from the independent auditors required by PCAOB Ethics and Independence Rule 3526, “Communicating With Audit Committees Concerning Independence”, as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.

Based on its review and discussions described above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that National Dentex’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Audit Committee has selected PwC as independent auditors for the fiscal year ending December 31, 2009. We are asking our stockholders to ratify their selection. Although ratification is not required by our by-laws or otherwise, we are submitting the selection of PwC to our stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to continue to retain PwC or retain other auditors.

Submitted by:

Thomas E. Callahan, Chairman
Jack R. Crosby
Norman F. Strate

PROPOSAL TO AMEND OUR 1992 EMPLOYEES’ STOCK PURCHASE PLAN
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
(Item 2)

Our Employees’ Stock Purchase Plan (the “ESPP”) was approved by our stockholders in 1992, with subsequent amendments approved by our stockholders in 2000 and 2007, under which an aggregate of 450,000 shares of our common stock may be purchased, through a payroll deduction program, generally at a price equal to 85% of the fair market value of our common stock on certain specified dates during a particular plan year. The ESPP is intended to encourage ownership of our common stock by our employees and to provide additional incentive for our employees to promote the success of our business by enabling eligible employees to purchase shares of our common stock.

The ESPP is intended to be an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Internal Revenue Code of 198, as amended (the “Code”). It is a broad-based plan that is open to substantially all of our full-time employees. As of December 31, 2008, a total of 333,703 shares had been purchased under the ESPP. We estimate that all of the remaining 116,297 shares will have been purchased in the current plan year during April 2009. As a result, if the proposed amendment is not approved, there will be no additional shares available for future purchases under the ESPP.

In view of this situation, on March 10, 2009, our Board of Directors approved an amendment to the ESPP, subject to stockholder approval at the meeting. The proposed amendment, a copy of which is attached to this proxy statement as Appendix A, would increase the number of shares available for future purchases under the ESPP by 250,000 shares (representing approximately 4.4% of the current number of outstanding shares of our common stock). The ESPP would remain unchanged in all other respects. Our Board of Directors believes that continuing to afford our employees the opportunity to purchase shares under our ESPP will assist us in continuing to attract, motivate and retain key personnel, and will benefit National Dentex in the long term by aligning the interest of our employees more closely with those of our stockholders.

Summary of ESPP

The ESPP is administered by the Compensation Committee, which has the power to construe and interpret the ESPP and to determine all questions that arise under the ESPP. A copy of the ESPP is filed as an exhibit to our most recent Annual Report on Form 10-K. Because participation in the ESPP is voluntary and employees may withdraw from the ESPP at any time during a purchase period without penalty, the benefits to be received by any particular person or group are not determinable by us at this time. Individuals are eligible to participate in the ESPP if they have been employed on an offering date for at least two years, they are regularly employed by us for more than 20 hours a week and they do not own five percent or more of our outstanding common stock. If we receive requests from employees to purchase more than the number of shares available during any offering, the available shares will be allocated on a pro rata basis to subscribing employees. We generally make one offering to purchase common stock under the ESPP each plan year, which begins on April 1 (the grant date) and ends on March 31of the following year (the exercise date).

The price at which an employee who is not a Section 16 reporting person may purchase common stock under the ESPP is 85% of the lower of (i) the market price of the common stock on the grant date, and (ii) the market price on the exercise date. The price at which an employee who is a Section 16 reporting person may purchase common stock under the ESPP is 85% of the average of (i) the market price of the common stock on the grant date, and (ii) the market price on the exercise date. Our board of directors may at any time terminate or amend the ESPP. However, our board may not amend the ESPP if any such amendment would increase the number of shares of common stock reserved under the ESPP without approval of our stockholders.

Summary of U.S. Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the ESPP and with respect to the sale of common stock acquired under the ESPP.

Tax Consequences to Participants

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. In general, an employee will not recognize U.S. taxable income upon enrolling in the ESPP or upon purchasing shares of common stock. Instead, if an employee sells common stock acquired under the ESPP for an amount that exceeds the purchase price, then the employee will recognize taxable income in an amount equal to the excess of the sale price of the common stock over the purchase price, partially as ordinary income and partially as capital gain, depending upon the date of the sale. If the employee sells the common stock more than one year after acquiring it and more than two years after the applicable offering date, and the sale price of the common stock is higher than the purchase price, then the employee will recognize ordinary income in an amount equal to the lesser of (i) 85% of the fair market value of the common stock on the offering date; and (ii) the excess of the sale price of the common stock over the purchase price. The balance of the income will be treated as long-term capital gain. If the sale price of the common stock is less than the price at which the employee purchased the common stock, then the employee will recognize long-term capital loss in an amount equal to the excess of the purchase price over the sale price of the common stock.

If the employee sells the common stock within one year after acquiring it or within two years after the offering date, which is referred to as a Disqualifying Disposition, then the employee will recognize as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date that it was purchased over the purchase price plus either (i) capital gain in an amount equal to the excess of the sale price of the common stock over the fair market value of the common stock on the date that it was purchased, or (ii) capital loss in an amount equal to the excess of the fair market value of the common stock on the date that it was purchased over the sale price of the common stock. This capital gain or loss will be a long-term capital gain or loss if the employee held the common stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the employee held the common stock for a shorter period.

Tax Consequences to National Dentex

The offerings of common stock under the ESPP will have no tax consequences to us. Moreover, in general, neither the purchase nor the sale of common stock acquired under the ESPP will have any federal income tax consequences to us except that we will be entitled to a compensation deduction with respect to any ordinary compensation income recognized by an employee upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations on deductions for certain employee remuneration contained in Section 162(m) of the Code.

The board of directors recommends you vote for the approval of the amendment to our ESPP to increase the number of shares of our common stock available for issuance by 250,000 shares.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Equity Compensation Plan Information

The following table provides aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2008:

	Number of Shares of
	National Dentex		Number of Shares of
	Corporation		National Dentex
	Common Stock to		Corporation
	Be Issued Upon	Weighted Average	Common Stock
	Exercise of	Exercise Price of	Remaining Available
	Outstanding Options	Outstanding Options	for Future Issuance

1992 LTIP(1)	154,330	$12.18	None
2001 Stock Plan(2)	563,000	$13.25	122,018
ESPP(3)	—	—	116,297

Total	717,330	$13.02	238,315

(1)	In 1992, the Board and stockholders adopted the 1992 Long-Term Incentive Plan (“1992 LTIP”). Key employees, officers and directors were eligible to receive grants under the plan. No additional options may be granted under this plan.

(2)	In January 2001, the Board adopted the 2001 Stock Plan (“2001 Stock Plan”), which was approved by our stockholders in April 2001. Key employees, officers and directors are eligible to receive grants under the plan. On May 16, 2006, our shareholders approved an amendment to the 2001 Stock Plan at our annual meeting of stockholders to allow for the issuance of restricted stock and restricted stock units.

(3)	We maintain an employee stock purchase plan titled the 1992 Employees’ Stock Purchase Plan (“ESPP”), described in Item 2 above, that is qualified under Section 423 of the Internal Revenue Code of 1968, as amended. The aggregate number of shares that have been reserved under the ESPP is 450,000. The additional shares being voted on in Item 2 are not included in the numbers in this table.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3)

The Audit Committee has again selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent auditors to examine our financial statements for the fiscal year ending December 31, 2009. A resolution to ratify this selection will be presented at the meeting.

Stockholder approval of the selection of PwC is not required under our bylaws or Massachusetts corporate law. Although not required to do so, the Board is submitting the selection of PwC for ratification by National Dentex’s stockholders for their views, as a matter of good corporate governance. If the stockholders do not ratify the selection, the Audit Committee will consider the engagement of other independent auditors and whether to retain PwC but may, however, ultimately determine to retain PwC. Even if PwC’s appointment is ratified, the Audit

Committee retains the ultimate discretion to appoint or terminate the appointment of our auditors and may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee, in its sole discretion, determines it is advisable to do so.

PwC has served as our independent auditors since the 2002 fiscal year and is familiar with our business and the industry we operate in. Most recently, PwC audited and reported upon our financial statements for fiscal 2008. In connection with that audit, PwC also reviewed our Annual Report on Form 10-K, quarterly financial statements for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and our filings with the SEC, and consulted with our management as to the financial statement implications of matters under consideration.

A representative of PwC will be at the meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions. PwC has advised us that it has no direct, nor any indirect, financial interest in National Dentex or any of its subsidiaries.

The Board recommends that you vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

INDEPENDENT REGISTERED ACCOUNTING FIRM’S FEES AND SERVICES

The following table represents fees that we paid to PwC for professional services rendered for the audit of our annual financial statements for 2007 and 2008 and fees billed for audit-related services, tax services, and all other services by PwC for 2007 and 2008.

	2007	2008

Audit fees	$449,100	$612,000
Audit-Related fees	—	—
Tax fees	17,040	27,100
All other fees	18,251	16,575

TOTAL	$484,391	$655,675

Audit Fees

These are fees related to professional services that PwC rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment of our internal control over financial reporting and PwC’s own audit of our internal control over financial reporting, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.

Audit-Related Fees

We did not incur any audit-related fees in 2007 and 2008, which are generally fees for assurance and related services.

Tax Fees

These are fees for professional services related to tax return preparation services and tax compliance services.

All Other Fees

Consist of fees for services provided by PwC that are not included in the categories reported above. These included fees billed by PwC in fiscal 2007 and in fiscal 2008 related to compliance products and travel expenses.

Engagement of Deloitte & Touche LLP

The implementation of Section 404 of the Sarbanes-Oxley Act of 2002 prompted us to engage the services of Deloitte & Touche LLP, which provided internal control design consultation and testing services as well as project management to help us meet our compliance obligations. Our engagement of Deloitte & Touche LLP did not relate to the audit of our annual financial statements. The amounts we paid Deloitte & Touche LLP for their professional services were in addition to the amounts set forth above.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The Audit Committee may pre-approve services that are expected to be provided to National Dentex by the independent auditors during the following 12 months. At the time the Audit Committee grants such pre-approval, it must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent auditors must report to the Audit Committee regarding each service actually provided to National Dentex.

During 2008, PwC provided no services other than in accordance with the pre-approval policies and procedures described above.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF NATIONAL DENTEX

The following table sets forth our current executive officers, their ages, the positions and offices held by each person, and the year each person first served as an executive officer of National Dentex. The officers serve at the discretion of the Board of Directors.

			First Year as
			an Executive
Name	Age	Offices Held	Officer

David L. Brown	68	President, Chief Executive Officer, and Director	1984
Richard F. Becker, Jr.	56	Executive Vice President, Treasurer, and Assistant Secretary	1990
John W. Green, IV	55	Executive Vice President, Laboratory Operations	2007
Arthur B. Champagne	68	Senior Vice President	1986
Wayne M. Coll	45	Vice President, Chief Financial Officer, and Assistant Treasurer	2003

David L. Brown’s background is summarized on page 6 above.

Richard F. Becker, Jr. served as Corporate Controller of National Dentex from 1984 to 1990, Vice President and Corporate Controller from 1990 to 1996 and Vice President, Treasurer and Chief Financial Officer from 1996 to 2007. He was made Executive Vice President in 2005 and is currently our Executive Vice President, Treasurer. Prior to joining National Dentex, Mr. Becker held a number of financial management positions with Etonic, Inc. and Kendall Company, subsidiaries of Colgate-Palmolive, Adage Corporation, William Underwood Company and Rix Corporation. Mr. Becker is a member of the Board of Directors of the National Association of Dental Laboratories and the Laboratory Advisory Committee of the National Foundation of Dentistry for the Handicapped.

John W. Green, IV founded Green Dental Laboratories in Heber Springs, Arkansas in 1980, which was acquired by National Dentex in March 2005. In January 2007, Mr. Green was appointed our Executive Vice President of Laboratory Operations. Prior to his appointment, Mr. Green was serving as a consultant to the Company. Mr. Green has lectured nationally and internationally on dental laboratory management and implant and cosmetic reconstruction. He has served on the boards of directors of both The Dental Laboratory Conference and the American Dental Trade Association.

Arthur B. Champagne has been a Vice President of National Dentex since 1986. In January 2007, he became Senior Vice President. Mr. Champagne focuses on our laboratory facilities, and has been employed by National Dentex and its predecessor for over 40 years.

Wayne M. Coll has been employed by National Dentex since 1990 and had been our Corporate Controller since 1996. He was elected to the positions of Assistant Treasurer in April 2003, Vice President, Corporate Controller in January 2006, and Chief Financial Officer in January 2007. He is currently our Vice President, Chief Financial Officer and Assistant Treasurer. Prior to joining National Dentex, Mr. Coll held several financial management positions, including Assistant Controller at Depot Distributors, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Employees are the key to success in the dental laboratory industry, which is driven by the importance of building and fostering relationships with dentists. Accordingly, we believe that it is necessary for us to have a competitive compensation and benefits program that will enable us to attract, retain and motivate the employees we need to operate successfully in our competitive industry. We recognize that our compensation programs must be fair and equitable and also cost efficient. Additionally, we believe that we should give our employees the opportunity to participate in the ownership of National Dentex in proportion to each employee’s contribution to our success.

This Compensation Discussion and Analysis, or CD&A, describes the compensation program for our named executive officers and how it relates to this overall philosophy.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors is composed of three directors, all of whom meet the applicable independence requirements of the SEC and NASDAQ. The Board of Directors appoints the Committee’s Chairman and determines the composition of the Committee’s members.

The Compensation Committee is responsible for approving all matters concerning our total compensation practices and philosophy, including the conducting of periodic reviews of those practices and the philosophy that underlies them to ensure that they support the objectives of National Dentex and the interests of our stockholders. The Committee is responsible for administering and interpreting our 1992 Long Term Incentive Plan, our 2001 Stock Plan, our 1992 Employees’ Stock Purchase Plan, our Dollars Plus 401(k) Plan, our Supplemental Executive Retirement Plans, our Supplemental Laboratory Executive Retirement Plan, our other general health and welfare benefit plans, and all other compensation and benefits plans.

The Compensation Committee has sole authority to retain and/or terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. During 2008, the Committee utilized the services of Strategic Compensation Partners as its external compensation advisor for all matters concerning our senior management compensation programs and to evaluate and make recommendations regarding our current compensation arrangements with our President and Chief Executive Officer, Mr. Brown.

The Compensation Committee annually reviews and approves the corporate goals and objectives for our President and CEO, evaluates his performance in light of those goals and objectives, establishes his total compensation, and refers its recommendations to the independent directors of the Board of Directors for ratification.

In addition, the Compensation Committee annually reviews with our President and CEO the individual compensation for our other executive officers, evaluates their performance with him in light of corporate goals and objectives, previously approved by the Committee, and establishes their total compensation. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to our President and CEO.

Our Compensation Committee met six times during 2008. At those meetings, the Committee reviewed and approved our corporate goals and objectives relative to executive compensation and evaluated the performance of the President and CEO and other members of our senior management in light of those goals and objectives.

Elements of Compensation

The fundamental purpose of our executive compensation program is to provide competitive compensation and benefits that will enable us to attract, retain and motivate the senior management and other personnel we need to operate successfully in our competitive industry and meet our financial objectives. Specific goals to achieve this purpose are:

•	provide compensation competitive with similar companies;

•	reward executives consistent with the performance of National Dentex;

•	recognize individual performance;

•	attract, retain and motivate qualified executives; and

•	encourage our executives to increase stockholder value by aligning their interests with the interests of our stockholders.

To achieve these goals, the Compensation Committee has put in place an executive compensation program with five basic elements; base salary, annual cash bonus, stock options, health and welfare benefits, and change-in-control agreements. The Committee intends to review its compensation policies from time to time in order to take into account factors which are unique to National Dentex.

The Compensation Committee does not use specific formulas to determine the amount of compensation allocated to each element of the compensation program. Instead, the Committee makes subjective, individual decisions that provide for an appropriate mix of the elements of compensation based upon the individual’s job responsibilities, overall job performance and the competitive marketplace.

Base Salary.  The Compensation Committee determines the base salary of each executive officer. The Committee considers competitive industry salaries, the nature of the officer’s position, the officer’s contribution and experience, and the officer’s length of service. Base salaries are conservatively pegged to a level we subjectively believe to be competitive with the median levels of base salary for similar positions in organizations of similar size. Decisions regarding salary increases take into account the executive’s current salary and amounts paid to the executive’s peers within and outside of the Company. The Committee generally reviews and establishes base salaries in February of each year.

In reviewing compensation policies and practices for executives, the Compensation Committee reviews executive compensation surveys provided by its independent compensation consultant, Strategic Compensation Partners, obtained from The Survey Group, AON Consulting, ERI Executive Salary Assessor, and Towers Perrin. The surveys are generally based on broad indexes of U.S. public companies of reasonably comparable size. In February 2008, based on the Compensation Committee’s review of base salaries, it did not generally adjust salaries. However, the Compensation Committee approved increases in base salary for Mr. Coll and Mr. Becker, in light of their increased responsibilities within our restructured executive management team. Later in the year, on June 1, 2008, based in part on the advice of its compensation consultant, the Compensation Committee re-evaluated Mr. Brown’s compensation arrangement and increased his base salary to take into account his individual performance, level of responsibility and his experience within the dental laboratory industry. In February 2009, the Compensation Committee determined, in light of the financial uncertainties caused by the economic recession, not to adjust base salaries for 2009 for our executive team, including Mr. Brown.

Annual Cash Bonus.  The Compensation Committee grants annual cash bonuses to executive officers based directly on the short-term financial performance of both our operating dental laboratories and National Dentex as a whole. This annual cash bonus is designed to provide better-than-competitive pay only for better-than-competitive financial performance.

National Dentex has established cash incentive plans which reward:

•	dental laboratory management and other key employees who directly influence the financial performance of an individual dental laboratory, as expressed in terms of growth in laboratory operating income; and

•	key executives, based upon our achievement of corporate earning targets, expressed in terms of pre-tax income, as compared to our budget for each year.

This “compensation-for-performance” philosophy is designed to ensure that annual compensation awards follow the achievement of specific financial goals that are important to National Dentex’s overall business objectives. Our bonus plans at both the laboratory and corporate level provide that cash bonuses will be paid only upon the achievement of certain performance targets.

Laboratory Incentive Compensation Plan

At the laboratory level, these targets were changed in 2008 to reward growth in laboratory operating income, as compared to our prior targets that were based on a combination of sales growth, customer retention and percentage of laboratory operating income. We changed the targets to growth in laboratory operating income in order to increase the focus of the laboratory management on internal growth, both in sales and profits, and away from a system which mainly rewarded operating efficiency. In 2008, the base salaries of certain employees were increased following the changes in the targets in order to make them competitive with positions in laboratories of similar size. As a result, $1,675,000 of incentive compensation paid in 2007 was paid as base salary in 2008. In 2008, payments under our laboratory plan were $591,000, a decrease of $1,606,000 or 73.1% from the adjusted payments of $2,197,000 made for 2007.

Corporate Executive Incentive Plan

At the corporate level, the targets are based on pre-tax income (which may exclude non recurring charges) for our business as a whole. We focus on the entire Company for corporate-level executives, which includes all of our executive officers, because we believe that they are in a better position than the laboratory executive to impact our overall financial performance. Participants may receive a bonus payment expressed as a percentage of base salary. The target payment is 50% of base salary for the CEO, and lesser percentages for other executive officers which is called the annual standard bonus. The bonus for which a participant is eligible under the corporate executive incentive plan ranges from 50% to a maximum 200% of that person’s annual standard bonus, depending on the level of achievement to the performance targets. If performance targets are not satisfied, the corporate executive incentive plan allows for a discretionary bonus, which in fiscal 2009 may be up to 25% of a person’s annual standard bonus. For 2008, 100% of the target payments would have been payable upon achievement of approximately $11.9 million of pre-tax income. As we did not satisfy the minimum performance target, none of the participants in the corporate plan were eligible for any payment under the corporate level bonus plan.

Stock Options and other Equity Awards.  The Compensation Committee administers our stock incentive plans, which seek to reward executives and other employees for helping create long-term value to our stockholders. The goals of our stock incentive plans are to:

•	reward executives for long-term strategic management and the enhancement of stockholder value through appropriate equity ownership in National Dentex;

•	support a performance-oriented environment that rewards plan participants for improving the financial performance of National Dentex; and

•	attract and retain key executives and employees that are important to our long-term success.

The number of stock options granted is within the discretion of the Compensation Committee and is based on a variety of subjective factors, including past performance, competitive factors, evaluation of other compensation, anticipated future contribution, and the overall ability to impact our results. All stock options are granted at an exercise price equal to the closing price our of common stock on the date of grant. In granting options, the Committee does not have any policy or practice of linking grants to the public release of financial or other information. We prohibit the repricing of stock options without the approval of shareholders.

In 2003, the Financial Accounting Service Board, or FASB, adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment”, which impacted the accounting treatment of options. After the adoption of Standards No. 123R, the Compensation Committee stopped making stock option grants, although it believed that grants of stock options were still an important element of an appropriate compensation policy. In 2008, the Compensation Committee discussed the Company’s compensation programs, target levels of equity ownership by executive officers, the types of stock grants it may award in the future, and the accounting consequences of such grants. After reviewing these matters with its consultant, the Compensation Committee believed that in order to better align the retention value of each individual’s option grants with the performance of the individual, their job levels and future contribution to the Company, performance-based options would be an effective form of equity compensation. Thus, the Compensation Committee granted performance options to certain executive and senior officers, including the President and CEO, to purchase up to 275,000 shares of common stock. The performance-based grants are contingent on specific performance criteria, specifically earnings per share targets for 2009, 2010, and 2011. If the annual performance targets are met the option vests following the Audit Committee’s approval of the Company’s financial statements for the applicable fiscal year. If any of the performance targets are not satisfied, the options are cancelled and returned to the 2001 Stock Plan. The table on page 28 summarize the performance options granted to each named executive officer.

Since 2006, the Compensation Committee also has had the ability to grant shares of restricted stock or restricted stock units. While these have been offered to directors in lieu of their annual cash retainer and, starting in 2007, in the form of annual equity grants, the Committee has not made any such grants to executive officers or other employees during this time.

Employees’ Stock Purchase Plan.  Our Employees’ Stock Purchase Plan (“ESPP”), as discussed in more detail above, is intended to encourage ownership of our common stock by our employees and to provide additional incentive for employees to promote the success of our business. The ESPP enables our employees, through a payroll deduction program, to purchase shares of our common stock at a discount, primarily at a price equal to 85% of the fair market value of our common stock on certain specified dates during a particular plan year. The ESPP is intended to be an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Internal Revenue Code. It is a broad-based plan that is open to substantially all of our full-time employees.

Employee benefits and retirement plans.  Our various employee benefits and retirement plans are intended to attract and retain qualified executives by ensuring that our overall benefits package is competitive and provides an adequate opportunity for retirement savings. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental, life insurance and short and long term disability plans, all of which are contributory. We offer all of our employees, including our executive officers, the ability to participate in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. We provide matching contributions of up to 2.5% of deferred compensation. The Summary Compensation Table on page 27 below includes information about contributions we made for our named executive officers for 2008.

In 1995 we implemented a Supplemental Executive Retirement Plan and in 1996 we implemented a Supplemental Laboratory Executive Retirement Plan. These plans are designed to provide certain of our key employees, including some of our named executive officers, annual benefits payable over a period of ten years beginning on the participant’s 65th birthday or the participant’s date of retirement (whichever comes later), if the key employee has elected to do so in accordance with the terms of the plan. In order to provide these benefits, we have purchased life insurance contracts for each participating employee. The benefits for each participant vest over periods of ten years. Accordingly, certain participants are fully vested. In 2006, we implemented an additional Supplemental Executive Retirement Plan in which our President and CEO, David L. Brown, participates, which vests over a five year period and would provide Mr. Brown with ten annual payments of approximately $125,000 beginning at age 70. The Summary

Compensation Table on page 27 and the Nonqualified Deferred Compensation Table on page 30 below include information regarding premiums we have paid, our contributions during the years indicated, and accumulated benefits as of December 31, 2008, the end of our most recently completed fiscal year, for each of our named executive officers.

Employment Contracts and Change in Control Agreements.  National Dentex has entered into employment agreements with David L. Brown, our President and CEO, and Richard F. Becker, Jr., who serves as Executive Vice President and Treasurer, which provide for annual base salaries that may be increased at the discretion of our Board of Directors. These agreements also provide for participation in our executive incentive compensation plan, reimbursement of expenses, and the same types of benefits that we generally offer to our other executives. In the event that either terminate their employment with good reason, the Company terminates them without cause, or their death or disability, each as defined in their employment agreement, the Company will continue to pay their current base salary and average bonus for a period of two years following the date of termination, which amount may be reduced in the second year to the extent of compensation received from other employment, and in the case of disability, may be reduced to the extent of any payments under the Company’s long term disability plan. The average bonus paid in each of these scenarios means the average bonus paid to these executives in the previous two years. Also, in the event of such a termination, the Company will also provide health and welfare benefits for the shorter of (i) two years following the termination date, or (ii) until Mr. Brown or Mr. Becker has commenced other employment. Mr. Becker and Mr. Brown are also subject to certain non-competition provisions covering the dental laboratory business. The agreements automatically renew for one-year terms until such time as they may be terminated by National Dentex or the named employee.

National Dentex has also has entered into change of control and severance agreements with each of David L. Brown, Richard F. Becker, Jr., John W. Green IV, Arthur B. Champagne, and Wayne M. Coll which provide for a severance benefit upon termination of employment within two years after a change in control of National Dentex. Except for Mr. Brown, these agreements provide that, in the event that the named employee is terminated without cause, or terminates his employment for certain specified reasons (such as a reduction in compensation or duties), within two years of a change of control, the employee will receive severance benefits equal to two times his base salary in effect immediately prior to the date of termination, plus two times the average amount of the bonus payable for the two fiscal years ending on or immediately prior to the date of termination. In Mr. Brown’s case, these severance benefits are three times salary and three times the average bonus over the two preceding years. These agreements also provide for two years of post-termination health and welfare benefits. The severance payments are payable in a lump sum within thirty (30) days of the qualifying termination following a change of control.

Executive Compensation Decisions in 2008.  Our Compensation Committee determines the compensation of our President and CEO, which is ratified by the independent directors serving on our Board of Directors. Our President and CEO recommends compensation for the other named executive officers to the Compensation Committee for their review and approval.

Through May 2008, we paid our President and CEO, David L. Brown, a base salary of $350,000. This salary level was set in January 2005 based on Mr. Brown’s performance up to that time, his reputation and status in the dental laboratory industry, his experience and his leadership of National Dentex. On June 1, 2008, based in part on the advice of its compensation consultant, Strategic Compensation Partners, the Compensation Committee approved and the full Board ratified an increase in Mr. Brown’s base salary to $400,000, which the Committee believes, along with his annual cash bonus targets, would bring his total compensation within the median levels of small to mid-cap sized public companies. The base salaries during 2008 of our other named executive officers are included in the Summary Compensation Table on page 27.

Our Compensation Committee has set the following base salaries for 2009 for our named executive officers:

		Percentage Increase
	2009	Over 2008
Named Executive Officer	Base Salary	Base Salary

David L. Brown	$400,000	—%
John W. Green IV	350,000	—%
Richard F. Becker, Jr.	240,000	—%
Arthur B. Champagne	185,000	—%
Wayne M. Coll	175,000	—%

None of our executive officers were paid a cash bonus in 2008. This was determined under our corporate executive incentive plan discussed above. Mr. Brown had a target bonus of 50% of his base salary or $200,000. The other executive officers had lesser percentages from 15% to 35%.

Conclusion

In evaluating the individual components of compensation for each of our executive officers, the Compensation Committee reviews each element of compensation as well as the level of total compensation. Through the compensation programs discussed above, a significant portion of each executive officer’s compensation is contingent upon individual as well as Company performance. The Compensation Committee is committed to retaining this compensation-for-performance philosophy and will continue to structure compensation programs in this light.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis appearing in this proxy statement, and based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and (through incorporation by reference) in our most recently filed Annual Report on Form 10-K.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Submitted by:

Norman F. Strate, Chairman
Jack R. Crosby
Thomas E. Callahan

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, our Compensation Committee consisted of Norman F. Strate (Chairman), Jack R. Crosby, and Thomas E. Callahan. No member of our Compensation Committee is serving or has served as one of our or our subsidiaries’ officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

None of the directors is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation that we paid to our CEO, our CFO and other “named executive officers” for the fiscal year ended December 31, 2008.

							Change in
							Pension Value
							Non-qualified
Name and					Option	Non Equity	Deferred
Principal			Bonus	Stock	Awards	Incentive Plan	Compensation	All other
Position	Year	Salary	(1)	Awards	(2)	(3)	Earnings	Compensation		Total

David L. Brown	2008	$371,154	$0	$0	$0	$0	$0	$156,822	(4)	$527,976
President, CEO	2007	350,000	0	0	0	92,750	0	156,697		599,447
	2006	350,000	0	0	0	0	0	162,166		512,166
Wayne M. Coll	2008	169,327	0	0	0	0	0	17,145	(5)	186,472
Vice President, CFO	2007	160,000	0	0	0	22,000	0	15,842		197,842
	2006	140,000	15,000	0	0	0	0	18,959		173,959
Richard F. Becker	2008	233,846	0	0	0	0	0	16,649	(6)	250,495
Executive VP,	2007	228,077	0	0	0	37,000	0	14,421		279,498
Treasurer	2006	220,000	15,000	0	0	0	0	17,786		252,786
Arthur B. Champagne	2008	181,442	0	0	0	0	0	8,425	(7)	189,867
Senior Vice	2007	185,000	15,000	0	0	0	0	6,550		206,550
President	2006	185,000	0	0	0	10,097	0	11,323		206,420
John W. Green IV(8)	2008	350,000	0	0	0	0	0	4,900	(9)	354,900
Executive Vice	2007	350,000	0	0	0	56,000	0	0		406,000
President, Laboratory Operations

(1)	Paid in the subsequent year for services rendered in 2006 under the Corporate Executive Incentive Plan.

(2)	In 2008, the Company granted performance options to each of Mr. Brown, Mr. Coll, Mr. Becker and Mr. Green. In accordance with FAS 123R, the Company did not record any compensation expense for these awards in fiscal 2008 because the Company determined that it was not reasonably probable that the options would be earned.

(3)	Paid for services rendered in the year specified under the Laboratory Incentive Compensation Plan for Mr. Champagne in 2006 and under the Corporate Executive Incentive Plan for the other executives in 2007.

(4)	Represents $147,822 for life insurance premiums, $5,125 for use of an automobile and $3,875 in matching contributions under National Dentex’s 401(k) plan.

(5)	Represents $4,810 for life insurance premiums, $8,460 for use of an automobile and $3,875 in matching contributions under National Dentex’s 401(k) plan.

(6)	Represents $12,774 for use of an automobile and $3,875 in matching contributions under National Dentex’s 401(k) plan.

(7)	Represents $4,550 for use of an automobile and $3,875 in matching contributions under National Dentex’s 401(k) plan.

(8)	Mr. Green became a National Dentex employee in September 2006. National Dentex acquired Green Dental Laboratories, of which he was a principal stockholder, in March 2005. He received deferred purchase price, non-competition and consulting payments in 2006 and 2007 as a result of the acquisition, as described on page 10 above.

(9)	Represents $4,900 for use of an automobile.

2008 GRANTS OF PLAN-BASED AWARDS

In 2008, the Company granted performance based options for an aggregate of 275,000 shares to certain executives and senior officers under the 2001 Stock Plan, including the named executive officers below. The performance-based options vest in three annual installments provided certain earnings per share targets are satisfied for each of 2009, 2010, and 2011, respectively. In each case, the performance based options would vest following the Audit Committee’s approval of our financial statements for the applicable fiscal year providing the target earnings per share for that fiscal year have been met. If a performance target is not satisfied, the options that would have vested for that fiscal year are cancelled and returned to the 2001 Stock Plan.

		Estimated Future Payouts
		Under			Estimated Future		Grant Date
		Non-Equity Incentive			Payouts Under	Exercise or Base	Fair Value of
		Plan Awards(1)			Equity Incentive	Price of Option	Stock and
		Threshold	Target	Maximum	Plan Awards	Awards	Option Awards
Name	Grant Date	($)	($)	($)	Target (#)	($/Sh)	($)(2)

David L. Brown	9-08-08				80,000	$12.00	$357,762
	2-26-08	$100,000	$200,000	$400,000
Wayne Coll	7-14-08				35,000	12.00	156,450
	2-26-08	21,875	43,750	87,500
Richard F. Becker, Jr.	7-14-08				40,000	12.00	178,800
	2-26-08	42,000	84,000	168,000
Arthur Champagne	2-26-08	12,875	27,750	55,000
John W. Green IV	7-14-08				40,000	12.00	178,800
	2-26-08	61,250	122,500	245,000

(1)	This column relates to awards granted in 2008 under the Corporate Executive Incentive Plan. Under the corporate executive incentive plan, a percentage of the officer’s annual standard bonus is awarded if certain levels of the Company’s pre-tax income are achieved. If the minimum level of pre-tax income is not achieved, no cash bonus is awarded. However, the Compensation Committee may award a discretionary bonus under the plan based on individual performance. The maximum cash bonus achievable under the corporate incentive plan is 200% of the officer’s standard annual bonus. For a further discussion of the corporate executive incentive plan, see the “Compensation Discussion and Analysis” above. No amounts were earned under the corporate executive incentive plan for 2008 as the Company did not meet the minimum pre-tax net income for 2008, nor did the Compensation Committee grant a discretionary bonus under the plan.

(2)	Represents the estimated fair value of the award as of the grant date in accordance with FAS 123R (assuming no forfeitures). We calculated the estimated fair value of said award on the date of grant using the Black-Scholes option pricing model. The assumptions used were: risk-free interest rate of 3.84%; expected life of six years, no dividend yield, and expected volatility of 30.19%.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table sets forth information concerning outstanding equity-based awards to our named executive officers.

			Equity
			Incentive
			Plan
			Awards
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised		Option	Option
	Options	Options	Unearned		Exercise	Expiration
	#	#	Options		Price	Date
Name	Exercisable	Unexercisable	#		($)	(1)

David L. Brown	11,250	0	0		8.6667	04-05-10
	58,500	0	0		13.5000	01-23-11
	91,500	0	0		13.3667	04-10-11
	18,000	0	0		16.4533	01-22-12
	12,000	0	0		13.3667	01-21-13
	0	0	80,000	(2)	12.0000	09-08-18

Wayne M. Coll	3,000	0	0		8.6667	04-05-10
	3,000	0	0		13.9333	05-24-11
	3,600	0	0		16.4533	01-22-12
	3,000	0	0		13.3667	01-21-13
	0	0	35,000	(2)	12.0000	07-14-18

Richard F. Becker, Jr.	7,500	0	0		8.6667	04-05-10
	13,500	0	0		13.5000	01-23-11
	18,000	0	0		16.4533	01-22-12
	12,000	0	0		13.3667	01-21-13
	0	0	40,000	(2)	12.0000	07-14-18

Arthur B. Champagne	13,500	0	0		13.5000	01-23-11
	18,000	0	0		16.4533	01-22-12
	12,000	0	0		13.3667	01-21-13
John W. Green IV	0	0	40,000	(2)	12.0000	07-14-18

(1)	The expiration date of each option is ten years after the date of grant. Each option became vested in three equal increments beginning on the first anniversary of the grant date and on each of the second and third anniversaries of the grant date.

(2)	Performance based options become vested in three equal increments, beginning in 2010, contingent upon the achievement of certain performance criteria for fiscal years 2009, 2010 and 2011. The expiration of any portion of the option that vests is ten years after the date of grant.

OPTION EXERCISES AND STOCK VESTED DURING 2008

The were no options or shares realized pursuant to the vesting or exercise of equity-based awards during the fiscal year ended December 31, 2008 for our named executive officers.

PENSION BENEFITS

We do not have a defined benefit pension plan. Accordingly, we have omitted the table otherwise required to be included here detailing any pension benefit to our named executive officers. The table below under the caption “Nonqualified Deferred Compensation” provides information regarding certain plans that provide for payments at, following, or in connection with the retirement of our named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

The following table includes information about the participation of our named executive officers in the supplemental executive retirement plans discussed above on page 24 under the caption “Employee benefits and retirement plans.” Mr. Green was not a participant at fiscal year end. The amounts noted in column 2 are also included in “All Other Compensation” in the Summary Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings	Withdrawals	Balance at
	Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

David L. Brown	$0	$147,822	$247,740	$0	$1,421,603	(1)
Wayne M. Coll	0	4,810	5,932	0	36,082	(1)
Richard F. Becker, Jr.	0	0	8,652	0	113,026	(1)
Arthur B. Champagne	0	0	24,635	0	323,136	(1)

(1)	The Aggregate Balance includes amounts previously recorded in the Summary Compensation Tables under “All Other Compensation”. These amounts aggregate as follows: for Mr. Brown $1,307,846; for Mr. Coll $9,620; for Mr. Becker $44,504; and for Mr. Champagne $101,826.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table sets forth an estimate of the dollar amounts potentially payable to our named executive officers assuming termination of employment or change-in-control under various scenarios as of December 31, 2008. The applicable agreements are described above under “Compensation Discussion and Analysis.”

David L. Brown

	Voluntary
	Termination			Involuntary		Termination
	For			Not for	Involuntary	Upon
	Good	Early	Normal	Cause	For Cause	Change in
	Reason	Retirement	Retirement	Termination	Termination	Control		Death	Disability

Severance	$0	$0	$0	$0	$0	$1,339,125		$0	$0
SERP(1)	1,500,000	0	1,500,000	1,500,000	1,500,000	1,500,000		1,500,000	1,500,000
Employment Agreement	892,750	0	0	892,750	0	0	(2)	892,750	892,750	(3)

TOTAL	$2,392,750	$0	$1,500,000	$2,392,750	$1,500,000	$2,839,125		$2,392,750	$2,392,750

Richard F. Becker, Jr.

	Voluntary
	Termination			Involuntary		Termination
	For			Not for	Involuntary	Upon
	Good	Early	Normal	Cause	For Cause	Change in
	Reason	Retirement	Retirement	Termination	Termination	Control		Death	Disability

Severance	$0	$0	$0	$0	$0	$517,000		$0	$0
SERP(1)	315,000	0	315,000	315,000	315,000	315,000		315,000	315,000
Employment Agreement	517,000	0	0	517,000	0	0	(2)	517,000	517,000	(3)

TOTAL	$832,000	$0	$315,000	$832,000	$315,000	$832,000		$832,000	$832,000

Arthur B. Champagne

	Voluntary
	Termination			Involuntary		Termination
	For			Not for	Involuntary	Upon
	Good	Early	Normal	Cause	For Cause	Change in
	Reason	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance	$0	$0	$0	$0	$0	$385,000	$0	$0
SERP(1)	367,500	0	367,500	367,500	367,500	367,500	367,500	367,500

TOTAL	$367,500	$0	$367,500	$367,500	$367,500	$752,500	$367,500	$367,500

Wayne M. Coll

	Voluntary
	Termination			Involuntary		Termination
	For			Not for	Involuntary	Upon
	Good	Early	Normal	Cause	For Cause	Change in
	Reason	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance	$0	$0	$0	$0	$0	$372,000	$0	$0
SERP(1)	280,000	0	280,000	280,000	280,000	280,000	280,000	280,000

TOTAL	$280,000	$0	$280,000	$280,000	$280,000	$652,000	$280,000	$280,000

John W. Green, IV

	Voluntary
	Termination			Involuntary		Termination
	For			Not for	Involuntary	Upon
	Good	Early	Normal	Cause	For Cause	Change in
	Reason	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance	$0	$0	$0	$0	$0	$756,000	$0	$0

TOTAL	$0	$0	$0	$0	$0	$756,000	$0	$0

(1)	Payable in ten equal annual installments beginning when the executive terminates employment after attaining the age of 65, in accordance with the terms of the SERP. Solely as to Mr. Brown, these amounts include an additional SERP that provides for ten equal annual installments of $125,000, beginning when Mr. Brown terminates employment after attaining age 70.

(2)	The terms of the Employment Agreements stipulate that in the event of a change in control the determination and payment of any benefits following a qualified termination would be exclusively governed by the provisions of any existing Change in Control Severance Agreement. Under either agreement, the executives would also be entitled to continuation of health insurance and other welfare benefits.

(3)	In the case of termination for disability, payment would be reduced by the amount of disability compensation received by the executive pursuant to the Company’s long-term disability plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers, directors and greater than 10% stockholders (“reporting persons”) to file certain reports with the SEC (“Section 16 reports”) with respect to beneficial ownership of our equity securities. Based solely on a review of the Section 16 reports furnished to us by or on behalf of the reporting persons and, where applicable, any written representation by any of them that Section 16 reports were not required, we believe that all Section 16(a) filing requirements applicable to our reporting persons during and with respect to 2008 have been complied with on a timely basis, except for the following: a Form 4 was filed late for Mr. Harkins, disclosing the restricted stock grant of 3,380 shares as of May 13, 2008.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Please remember that your vote at the meeting is very important to us regardless of the number of shares you own. Please vote your shares, whether or not you plan to attend the meeting, by completing the enclosed proxy card and returning it to us in the enclosed envelope.

Appendix A

THIRD AMENDMENT TO 1992 EMPLOYEES’ STOCK PURCHASE PLAN

The first sentence of Section 6 of the Plan, as previously amended, has been further amended (effective as of shareholder approval of the Amendment on May 12, 2009) to read in its entirety as follows:

“No more than an aggregate of 700,000 shares of Common Stock may be issued or delivered pursuant to the exercise of options under the Plan, subject to adjustments made in accordance with Section 9.8.”

A-1

z					{
☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	NATIONAL DENTEX CORPORATION	For	With- hold	For All Except
PROXY FOR THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING
OF SHAREHOLDERS ON MAY 12, 2009

THIS PROXY IS BEING SOLICITED BY
THE BOARD OF DIRECTORS
     The undersigned, having received the Notice of Special Meeting in Lieu of Annual Meeting of Shareholders, Proxy Statement and the Annual Report of National Dentex Corporation (the “Company”), hereby appoint(s) David V, Harkins, David L. Brown, and Richard F. Becker or any one of them, proxies for the undersigned, with full power of substitution in each of them, to represent the undersigned at the Special Meeting in Lieu of Annual Meeting of Shareholders of the Company to be held at Posternak Blankstein & Lund LLP, Prudential Tower, 800 Boylston Street, 33” Floor, Boston, Massachusetts, 02199 at 10:00 a.m. on Tuesday, May 12, 2009 and at any adjournment or postponement thereof, and thereat, to vote and act in regard to all matters which may properly come before said meeting (except those matters as to which authority is hereinafter withheld) upon and in respect of all shares of Common Stock of the Company upon or in respect of which the undersigned would be entitled to vote or act and with all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as indicated hereon.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

1.	Proposal to elect the following persons as directors.	☐	☐	☐
	(01) David L. Brown	(04) David V. Harkins
	(02) Thomas E. Callahan	(05) James E. Mulvihill, D.M.D.
	(03) Jack R. Crosby	(06) Norman F. Strate

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name(s) in the space provided below.

		For	Against	Abstain
2.
Proposal to approve the amendment to the Company’s 1992 Employees’ Stock Purchase Plan (the “ESPP”) to increase the number of shares of common stock reserved for issuance under the ESPP by 250,000 shares (representing approximately 4.4% of the outstanding shares.)
		☐	☐	☐

		For	Against	Abstain
3.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2009.	☐	☐	☐

4.	In their discretion on any other matters as may properly come before the meeting or at any adjournment or postponement thereof.

Mark box at right if an address change or comment has been noted on the bottom portion of this card.				☐

Please check the box at right if you plan to attend the meeting on May 12.				☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

x	y

Ç    Detach above card, sign, date and mail in postage paid envelope provided.   Ç
NATIONAL DENTEX CORPORATION
     The above signed hereby confer(s) upon said proxies, and each of them, discretionary authority to vote (a) upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting, and (b) with respect to the selection of Directors in the event of any unforeseen emergency.
     Attendance of the above signed at said meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the above signed shall affirmatively indicate thereat his or her intention to vote said shares in person. If a fiduciary capacity is attributed to the above signed hereon, this proxy will be deemed signed by the above signed in that capacity.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

5381